Exhibit 99.2

DJO GLOBAL, INC.

ANNUAL REPORT

FOR THE YEAR ENDED DECEMBER 31, 2018

REPORT OF INDEPENDENT AUDITORS

To the management of DJO Global, Inc.

We have audited the accompanying consolidated financial statements of DJO Global, Inc., which comprise the consolidated balance sheets as of December 31, 2018, and 2017, and the related consolidated statements of operations, comprehensive loss, deficit and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement for the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DJO Global, Inc. at December 31, 2018, and 2017, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
April 26, 2019

DJO GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$35,053	$31,985
Accounts receivable, net	171,910	190,324
Inventories, net	184,644	169,137
Prepaid expenses and other current assets	34,696	20,218
Current assets of discontinued operations	399	511

Total current assets	426,702	412,175
Property and equipment, net	144,269	133,522
Goodwill	877,502	864,112
Intangible assets, net	554,268	607,088
Other assets	5,659	5,128

Total assets	$2,008,400	$2,022,025

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$118,504	$98,331
Accrued interest	18,943	18,015
Current portion of debt obligations	29,501	15,936
Other current liabilities	139,765	126,360

Total current liabilities	306,713	258,642
Long-term debt obligations	2,434,385	2,398,184
Deferred tax liabilities, net	109,527	142,597
Other long-term liabilities	20,116	13,080

Total liabilities	2,870,741	2,812,503

Commitments and contingencies (Note 18)
Stockholders’ deficit:
Common stock: $0.01 par value; 150,000,000 shares authorized; 49,612,307 shares issued and 49,393,595 shares outstanding as of December 31, 2018 and 49,501,143 shares issued and 49,282,431 shares outstanding as of December 31, 2017	498	495
Treasury stock at cost	(3,600)	(3,600)
Additional paid-in capital	851,117	847,220
Accumulated deficit	(1,681,620)	(1,615,536)
Accumulated other comprehensive loss	(30,505)	(21,072)

Total stockholders’ deficit	(864,110)	(792,493)
Noncontrolling interests	1,769	2,015

Total deficit	(862,341)	(790,478)

Total liabilities and deficit	$2,008,400	$2,022,025

See accompanying Notes to Consolidated Financial Statements.

DJO GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Net sales	$1,201,935	$1,186,206	$1,155,288
Operating expenses:
Cost of sales (exclusive of amortization of intangible assets of $26,565, $27,732 and $28,525 for the years ended December 31, 2018, 2017, and 2016, respectively)	518,823	498,107	511,414
Selling, general and administrative	482,156	510,523	490,693
Research and development	41,493	35,429	37,710
Amortization of intangible assets	60,787	66,146	76,526
Impairment of goodwill	—	—	160,000

	1,103,259	1,110,205	1,276,343

Operating income (loss)	98,676	76,001	(121,055)
Other (expense) income:
Interest expense, net	(183,509)	(174,238)	(170,082)
Other (expense) income, net	(2,214)	2,113	(2,534)

	(185,723)	(172,125)	(172,616)

Loss before income taxes	(87,047)	(96,124)	(293,671)
Income tax benefit	(21,532)	(60,720)	(6,853)

Net loss from continuing operations	(65,515)	(35,404)	(286,818)
Net income from discontinued operations	516	309	1,138

Net loss	(64,999)	(35,095)	(285,680)
Net income attributable to noncontrolling interests	(1,028)	(799)	(623)

Net loss attributable to DJO Global, Inc.	$(66,027)	$(35,894)	$(286,303)

See accompanying Notes to Consolidated Financial Statements.

DJO GLOBAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Net loss	$(64,999)	$(35,095)	$(285,680)
Other comprehensive (loss) income, net of taxes:
Foreign currency translation adjustments, net of tax (benefit) provision of $(364), $7,400 and $(34) for the years ended December 31, 2018, 2017 and 2016, respectively	(11,730)	5,638	(10,342)
Unrealized gain (loss) on cash flow hedges, net of tax provision of zero, $1,144 and zero for the years ended December 31, 2018, 2017 and 2016, respectively	(1,499)	3,007	(3,969)

Other comprehensive (loss) income	(13,229)	8,645	(14,311)

Comprehensive loss	(78,228)	(26,450)	(299,991)
Comprehensive income (loss) attributable to non-controlling interests	246	64	(550)

Comprehensive loss attributable to DJO Global, Inc.	$(77,982)	$(26,386)	$(300,541)

See accompanying Notes to Consolidated Financial Statements.

DJO GLOBAL, INC.

CONSOLIDATED STATEMENTS OF DEFICIT

(in thousands)

	DJO Global, Inc.

	Common Stock		Treasury Stock				Accumulated
	Number of	Par	Number of	Par	Additional Paid-in	Accumulated	Other Comprehensive	Total Stockholders’	Non- Controlling	Total
	Shares	Value	Shares	Amount	Capital	Deficit	Loss	Deficit	Interests	Deficit
Balance at December 31, 2015	49,364,117	$493	—	$—	$841,017	$(1,293,339)	$(16,341)	$(468,170)	$2,634	$(465,536)
Net (loss) income	—	—	—	—	—	(286,303)	—	(286,303)	623	(285,680)
Other comprehensive loss, net of taxes	—	—	—	—	—	—	(14,239)	(14,239)	(72)	(14,311)
Stock-based compensation	—	—	—	—	3,188	—	—	3,188	—	3,188
Exercise of stock options	43,086	1	—	—	(405)	—	—	(404)	—	(404)
Dividend paid by subsidiary to owners of non-controlling interests	—	—	—	—	—	—	—	—	(1,106)	(1,106)

Balance at December 31, 2016	49,407,203	494	—	—	843,800	(1,579,642)	(30,580)	(765,928)	2,079	(763,849)

Net (loss) income	—	—	—	—	—	(35,894)	—	(35,894)	799	(35,095)
Other comprehensive income (loss), net of taxes	—	—	—	—	—	—	9,508	9,508	(863)	8,645
Stock-based compensation	—	—	—	—	3,698	—	—	3,698	—	3,698
Purchase of treasury stock	—	—	218,712	(3,600)	—	—	—	(3,600)	—	(3,600)
Issuance of common stock	30,377	—	—	—	500	—	—	500	—	500
Exercise of stock options	45,774	1	—	—	(485)	—	—	(484)	—	(484)
Issuance of shares upon vesting of restricted stock units, net of taxes	17,789	—	—	—	(293)	—	—	(293)	—	(293)

Balance at December 31, 2017	49,501,143	495	218,712	(3,600)	847,220	(1,615,536)	(21,072)	(792,493)	2,015	(790,478)

Net (loss) income	—	—	—	—	—	(66,027)	—	(66,027)	1,028	(64,999)
Other comprehensive loss, net of taxes	—	—	—	—	—	—	(9,433)	(9,433)	(1,274)	(10,707)
Shares issued as part of acquisition consideration	42,528	1	—	—	700	—	—	700	—	700
Stock-based compensation	—	—	—	—	3,194	—	—	3,194	—	3,194
Exercise of stock options	8,660	1	—	—	142	—	—	142	—	142
Issuance of shares upon vesting of restricted stock units, net of taxes	59,976	1	—	—	(139)	—	—	(138)	—	(138)

Balance at December 31, 2018	49,612,307	$498	218,712	$(3,600)	$851,117	$(1,681,620)	$(30,505)	$(864,110)	$1,769	$(862,341)

See accompanying Notes to Consolidated Financial Statements.

DJO GLOBAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net loss	$(64,999)	$(35,095)	$(285,680)
Net income from discontinued operations	(516)	(309)	(1,138)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	50,398	45,115	41,367
Amortization of intangible assets	60,787	66,146	76,526
Amortization of debt issuance costs and non-cash interest expense	8,871	8,274	7,755
Stock-based compensation expense	3,194	3,696	3,188
Impairment of goodwill	—	—	160,000
Loss on disposal of assets, net	911	1,321	642
Deferred income tax benefit	(39,882)	(68,449)	(11,297)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable, net	16,141	(7,219)	(7,830)
Inventories	(18,119)	(18,339)	15,674
Prepaid expenses and other assets	(10,203)	3,970	(2,516)
Accrued interest	1,210	1,274	(258)
Accounts payable and other current liabilities	29,652	44,221	12,184

Net cash provided by continuing operating activities	37,445	44,606	8,617
Net cash provided by (used in) discontinued operations	516	309	(9,837)

Net cash provided by (used in) operating activities	37,961	44,915	(1,220)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(11,146)	—	—
Purchases of property and equipment	(58,649)	(47,361)	(51,428)
Proceeds from disposition of assets	—	—	946
Other investing activities, net	247	—	—

Net cash used in investing activities	(69,548)	(47,361)	(50,482)

Cash flows from financing activities:
Proceeds from revolver borrowings	140,500	103,552	107,000
Proceeds from capital lease	15,000	—	—
Repayments of debt obligations	(118,767)	(101,335)	(67,079)
Repurchase of common stock	—	(3,600)	—
Dividend paid to non-controlling interests	(1,169)	(1,102)	(1,106)
Other financing activities, net	—	(175)	—

Net cash provided by (used in) financing activities	35,564	(2,660)	38,815

Effect of exchange rate changes on cash and cash equivalents	(909)	1,879	(844)

Net increase (decrease) in cash and cash equivalents	3,068	(3,227)	(13,731)
Cash and cash equivalents, beginning of year	31,985	35,212	48,943

Cash and cash equivalents, end of year	$35,053	$31,985	$35,212

Supplemental disclosures of cash flow information:
Cash paid for interest	$176,250	$164,087	$162,644
Cash paid for taxes, net	$7,096	$4,278	$4,900
Non-cash investing activities:
Purchases of surgical instruments included in accounts payable	$3,328	$2,491	$310
Stock issued as part of acquisition consideration	$700	$—	$—

See accompanying Notes to Consolidated Financial Statements.

DJO GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Business

We are a global developer, manufacturer and distributor of high-quality medical devices with a broad range of products used for rehabilitation, pain management and physical therapy. Our products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals.

Our product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. Our surgical implant business offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.

DJO Global, Inc. (DJO) is the parent company to DJO Finance LLC (DJOFL), a wholly owned indirect subsidiary. Substantially all business activities of DJO are conducted by DJOFL and its wholly owned subsidiaries. Except as otherwise indicated, references to “us,” “we,” “DJOFL,” “our,” or “the Company,” refers to DJOFL and its consolidated subsidiaries.

Segment Reporting

We market and distribute our products through four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant; and International. Our Bracing and Vascular, Recovery Sciences, and Surgical Implant segments generate their revenues within the United States. Our Bracing and Vascular segment offers rigid knee braces, orthopedic soft goods, cold therapy products, vascular systems, compression therapy products and therapeutic footwear for the diabetes care market. Our Recovery Sciences segment offers clinical electrotherapy, iontophoresis, home traction products, bone growth stimulation products and clinical physical therapy equipment. Our Surgical Implant segment offers a comprehensive suite of reconstructive joint products for the knee, hip, shoulder and elbow. Our International segment offers all of our products to customers outside the United States. See Note 20-Segment and Geographic Information for additional information about our reportable segments.

During the fourth quarter of 2015, we ceased manufacturing, selling and distributing products of our Empi business and the related insurance billing operations domestically. The Empi business primarily manufactured and sold home electrotherapy devices, such as TENS devices for pain relief, other electrotherapy and orthopedic products and related supplies. Empi was facing a challenging regulatory and compliance environment, decreasing reimbursement rates and remained below the level needed to reach adequate profitability within an economically justified period of time. Empi was part of our Recovery Sciences operating segment. For financial statement purposes, the results of the Empi business are reported within discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, contractual allowances, rebates, product returns, warranty obligations, allowances for doubtful accounts, valuation of inventories, self-insurance reserves, income taxes, loss contingencies, fair values of derivative instruments, fair values of long-lived assets and any related impairments, capitalization of costs associated with internally developed software and stock-based compensation. Actual results could differ from those estimates.

Basis of Presentation

We consolidate the results of operations of our 50% owned subsidiary, Medireha GmbH (Medireha), and reflect the 50% share of results not owned by us as non-controlling interests in our Consolidated Statements of Operations. We maintain control of Medireha through certain rights that enable us to prohibit certain business activities that are not consistent with our plans for the business and provide us with exclusive distribution rights for products manufactured by Medireha.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents. Cash consists of deposits with financial institutions. We consider all short-term, highly liquid investments and investments in money market funds and commercial paper with remaining maturities of less than three months at the time of purchase to be cash equivalents. While our cash and cash equivalents are on deposit with high-quality institutions, such deposits exceed Federal Deposit Insurance Corporation insured limits.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable are recorded at the invoiced amount and do not bear interest. The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. Management analyzes accounts receivable based on historical collection rates and bad debts write-offs, customer concentrations, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged off against the allowance when the company believes it is probable the receivable will not be recovered.

Sales Returns and Allowances. We make estimates of the amount of sales returns and allowances that will eventually be incurred. Management analyzes sales programs that are in effect, contractual arrangements, market acceptance and historical trends when evaluating the adequacy of sales returns and allowance accounts. We estimate contractual discounts and allowances for reimbursement amounts from our third party payor customers based on negotiated contracts and historical experience.

Inventories. Inventories are valued at the lower of cost or market. We use standard cost methodology to determine cost basis for our inventories. This methodology approximates actual cost on a first-in, first-out basis. We establish reserves for slow moving and excess inventory, product obsolescence, shrinkage and other valuation allowances based on future demand and historical experience to make corresponding adjustments to the carrying value of these inventories to reflect the lower of cost or market value.

Property and Equipment. Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets that range from three to 25 years. Leasehold improvements and equipment under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. We capitalize surgical implant instruments that we provide to surgeons, free of charge, for use while implanting our products and the related depreciation expense is recorded as a component of selling, general and administrative expense. We also capitalize electrotherapy devices that we rent to patients and record the related depreciation expense in cost of sales.

Software Developed For Internal Use. Software is stated at cost less accumulated amortization and is amortized on a straight-line basis over estimated useful lives ranging from three to ten years. We capitalize costs of internally developed software during the development stage, including external consulting costs, cost of software licenses, and internal payroll and payroll-related costs for employees who are directly associated with a software project. Software assets are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable. Upgrades and enhancements are capitalized if they result in added functionality. Amortization expense related to internally developed software was $4.3 million, $1.7 million and $1.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.

As of December 31, 2018 and 2017, we had $5.6 million and $3.4 million respectively, of unamortized internally developed software costs included within property and equipment, net in our Consolidated Balance Sheets.

Intangible Assets and Amortization. Our primary intangible assets are goodwill, customer relationships, patents and technology and trademarks and trade names. Goodwill represents the excess purchase price over the fair value of the identifiable net assets acquired in business combinations. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with definite lives are amortized over their respective estimated useful lives and reviewed for impairment when circumstances warrant.

We evaluate the carrying value of goodwill and indefinite life intangible assets annually on the first day of the fourth quarter or whenever events or circumstances indicate the carrying value may not be recoverable. We evaluate the carrying value of finite life intangible assets whenever events or circumstances indicate the carrying value may not be recoverable. Significant assumptions are required to estimate the fair value of goodwill and intangible assets, most notably estimated future cash flows generated by these assets. As such, these fair valuation measurements use significant unobservable inputs, which are inputs that are classified as Level 3 in the fair value hierarchy. Changes to these assumptions could require us to record impairment charges on these assets.

Self Insurance. We are partially self-insured for certain employee health benefits and product liability claims. Accruals for losses are provided based upon claims experience and actuarial assumptions, including provisions for incurred but not reported losses.

Revenue Recognition. Sales are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration we expect to receive in exchange for satisfying the performance obligations. In the United States most of our products and services are marketed directly to doctors, hospitals, and other healthcare facilities through company-owned subsidiaries and distributors. Our products are sold on a global basis through company-owned sales subsidiaries, as well as third party dealers and distributors.

Sales represents the amount of consideration that we expect to receive from customers in exchange for transferring products and services. Net sales exclude sales and other taxes we collect from customers. Other costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of our sales. We extend terms of payment to our customers based on commercially reasonable terms for the markets of our customers, while also considering their credit quality.

To the extent that the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the most likely amount method. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Variable consideration can include a provision for estimated sales returns, volume discounts, prompt payment discounts, list price discounts, customer payment penalties and rebates. Variable consideration is recorded as a reduction of sales in the same period that the sales are recognized.

Our estimate of the provision for sales returns has been established based on contract terms with our customers and our historical business trends. Shipping and handling costs charged to customers are included in net sales.

Our sales continue to be recognized when title to the product, ownership and risk of loss transfers to the customer which can be the date of shipment, the date of receipt by the customer or, for most orthopedics products, when we receive appropriate notification that the product has been used or implanted.

We reduce revenue by estimates of potential future product returns and other allowances. Revenues are also reduced by rebates related to sales transacted through distribution agreements that provide the distributors with a right to return inventory or take certain pricing adjustments based on sales mix or volume. Provisions for product returns and other allowances are recorded as a reduction to revenue in the period sales are recognized. Estimated uncollectible amounts due from self-pay patients, as well as co-pays, co-insurance and deductibles owed to us by patients with insurance are generally considered implicit price concessions and are now recorded as a reduction of net revenue in our Consolidated Statements of Operations. Under prior guidance, these amounts were recognized as bad debt expense and were included in selling, general and administrative expenses. When estimating the variable consideration, we use historical collection experience to estimate amounts not expected to be collected. Conversely, subsequent changes in collectability due to a change in financial condition (i.e. bankruptcy) continues to be recognized as bad debt expense. We estimate amounts recorded to bad debt expense using historical trends.

In May 2014, the Financial Accounting Standards Board (FASB) issued accounting guidance that provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most of the existing revenue recognition requirements. Under this guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. On January 1, 2018, we adopted Topic 606 using the modified retrospective method. Beginning on January 1, 2018, results are presented in accordance with the revised policies, while prior period amounts are not adjusted and continue to be reported in accordance with our historical policies. See Note 15 - Revenue, for additional information.

Cost of Sales. Cost of sales is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.

Warranty Costs. We provide express warranties on certain products for periods typically ranging from one to three years. We estimate our warranty obligations at the time of sale based upon historical experiences and known product issues, if any.

A summary of the activity in our warranty reserves is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Balance, beginning of year	$2,005	$1,938	$1,694
Amount charged to expense for estimated warranty costs	1,919	1,787	2,080
Deductions for actual costs incurred	(1,993)	(1,720)	(1,836)

Balance, end of year	$1,931	$2,005	$1,938

Selling, General and Administrative Expense. Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, selling expenses, administrative and other indirect overhead costs, depreciation expense on non-manufacturing assets and other miscellaneous operating items. Advertising costs are charged to expense as incurred. For the years ended December 31, 2018, 2017 and 2016, advertising costs were $5.4 million, $4.3 million, and $3.8 million, respectively.

Research and Development. The company conducts research and development activities to broaden our product offering and for improvement of existing products or manufacturing processes. Research and development costs include employee compensation and benefits, consultants, facilities related costs, material costs, depreciation and travel. Research and development costs are expensed as incurred.

Other (Expense) Income, Net. Other (expense) income, net, primarily includes net realized and unrealized foreign currency transaction gains and losses.

Stock Based Compensation. We maintain a stock option plan under which stock options of DJO, have been granted to both employees and non-employees. All share-based payments to employees are recognized in the financial statements based on their grant date fair values and our estimates of forfeitures at time of grant and revised as necessary in subsequent periods if actual forfeitures differ from those estimates. We amortize stock-based compensation for service-based awards granted on a straight-line basis over the requisite service (vesting) period for the entire award. Other awards vest upon the achievement of certain pre-determined performance targets, and compensation expense is recognized to the extent the achievement of the performance targets is deemed probable (See Note 14—Stock Option Plans and Stock-based Compensation).

Income Taxes. Income taxes are accounted for under the asset and liability method, whereby deferred tax assets and liabilities are recognized and measured using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recognized. Net deferred tax assets are then reduced by a valuation allowance if we believe it more-likely-than-not such net deferred tax assets will not be realized (see Note 17—Income Taxes).

Foreign Currency Translation and Transactions. We translate the financial statements of each foreign subsidiary with a functional currency other than the United States dollar into the United States dollar for consolidation using end-of-period exchange rates for assets and liabilities and average exchange rates during each reporting period for results of operations. Net gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany receivables and payables of a long-term investment nature are recorded, net of applicable income taxes, as a component of other comprehensive income (loss) in our Consolidated Statements of Comprehensive Loss. Cash flows from our operations in foreign countries are translated at the average rate for the applicable period. The effect of exchange rates on cash balances held in foreign currencies are separately reported in our Consolidated Statements of Cash Flows.

Transactions denominated in currencies other than our subsidiaries’ functional currencies are recorded based on exchange rates at the time such transactions arise. Changes in exchange rates with respect to amounts recorded in our Consolidated Balance Sheets related to such transactions result in transaction gains and losses that are reflected in our Consolidated Statements of Operations as either unrealized (based on the applicable period end translation) or realized (upon settlement of the transactions). For the years ended December 31, 2018, 2017 and 2016, foreign transaction (gains) losses were $(1.3) million, $(1.8) million, and $3.1 million, respectively.

Derivative Financial Instruments. All derivative instruments are recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them.

We make use of debt financing as a source of funds and are therefore exposed to interest rate fluctuations in the normal course of business. Our credit facilities are subject to floating interest rates. We manage the risk of unfavorable movements in interest rates by hedging interest rate on a portion of the outstanding loan balance, thereby locking in a fixed rate on a portion of the principal, reducing the effect of possible rising interest rates and making interest expense more predictable. We have designated these interest rate cap agreements as cash flow hedges for accounting purposes. Therefore, changes in the fair values of the derivative are recorded in accumulated other comprehensive income (loss) (OCI) and are subsequently recognized in earnings when the hedged item affects earnings.

The fair value of our derivative instruments has been determined through the use of models that consider various assumptions, including time value and other relevant economic measures, which are inputs that are classified as Level 2 in the fair value hierarchy (see Note 11—Derivative Instruments and Note 12—Fair Value Measurements).

Comprehensive Income (Loss). Comprehensive income (loss) includes net income (loss) as per our Consolidated Statements of Operations and other comprehensive income (loss). Other comprehensive income (loss), which is comprised of unrealized gains and losses on foreign currency translation adjustments, net of tax, is included in our Consolidated Statements of Comprehensive Loss.

Concentration of Credit Risk. We sell the majority of our products in the United States to orthopedic professionals, hospitals, distributors, specialty dealers, insurance companies, managed care companies and certain governmental payors such as Medicare. International sales comprised 28.0%, 27.0%, and 26.1% of our net sales for the years ended December 31, 2018, 2017 and 2016, respectively. International sales are generated from a diverse group of customers through our wholly owned subsidiaries and certain independent distributors. Credit is extended based on an evaluation of the customer’s financial condition and generally collateral is not required. We provide a reserve for estimated bad debts. Management reviews and revises its estimates for credit losses from time to time and such credit losses have generally been within management’s estimates. In each of the years ended December 31, 2018, 2017 and 2016, we had no individual customer or distributor that accounted for 10% or more of our total annual net sales.

Fair Value of Financial Instruments. The carrying amounts of our short-term financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair values due to their short-term nature. See Note 12—Fair Value Measurements for information concerning the fair value of our variable and fixed rate debt.

Recent Accounting Pronouncements

Adoption of New Accounting Standards

On January 1, 2018, we adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and related clarifying standards (“ASC 606”) on revenue recognition using the modified retrospective method for all contracts in place at January 1, 2018. This new accounting standard outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. This standard supersedes existing revenue recognition requirements. The core principle of the revenue recognition standard is to require an entity to recognize as revenue the amount that reflects the consideration to which it expects to be entitled in exchange for goods or services as it transfers control to its customers.

The majority of our contracts are generally short term in nature. Revenue is recognized at the point of time when we transfer control of the good or service to the customer or patient. Under ASC 606, estimated uncollectible amounts due from self-pay patients, as well as co-pays, co-insurance and deductibles owed to us by patients with insurance are generally considered implicit price concessions and are now presented as a reduction of net revenue. Under prior guidance, these amounts were recognized as bad debt expense and were included in other operating costs. When estimating the variable consideration, we use historical collection experience to estimate amounts not expected to be collected. Conversely, subsequent changes in collectability due to a change in financial condition (i.e. bankruptcy) continues to be recognized as bad debt expense.

The adoption of this standard did not have a material impact on our results of operations as the timing of revenue recognition under the new standard is not materially different from our previous revenue recognition policy. Based on our analysis of open contracts as of January 1, 2018, there was no cumulative effect adjustment.

On January 1, 2018, we adopted ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10) which affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. This guidance retains the current accounting for classifying and measuring investments in debt securities and loans but requires equity investments to be measured at fair value with subsequent changes recognized in net income, except for those accounted for under the equity method or requiring consolidation. The guidance also changes the accounting for investments without a readily determinable fair value and that do not qualify for the practical expedient permitted by the guidance to estimate fair value. A policy election can be made for these investments whereby estimated fair value may be measured at cost and adjusted in subsequent periods for any impairment or changes in observable prices of identical or similar investments. Adoption of this new guidance did not have a material impact on our Consolidated Financial Statements.

On January 1, 2018, we adopted ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments) which affects the classification of certain cash receipts and cash payments. Adoption of this new guidance did not have a material impact on our Consolidated Financial Statements.

On January 1, 2018, we adopted ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. It was applied on a modified retrospective basis through a cumulative-effect adjustment directly to accumulated deficit as of the beginning of the period of adoption. As a result of adoption, there was no material impact to our Consolidated Financial Statements.

On January 1, 2018, we adopted ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. As a result of adoption, there was no material impact on our Consolidated Financial Statements and we will apply the guidance to any future acquisitions should they occur.

On January 1, 2018, we adopted ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of the share-based payment awards to which an entity would be required to apply modification accounting under Accounting Standards Codification (ASC) 718. The amendments in ASU 2017-09 should be applied prospectively to an award modified on or after the adoption date. As a result of adoption, there was no material impact on our Consolidated Financial Statements and we will apply the guidance to any future changes to the terms or conditions of stock-based payment awards should they occur.

On January 1, 2018, we adopted ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The objective of this new guidance is to improve the financial reporting of hedging relationships by, among other things, eliminating the requirement to separately measure and record hedge ineffectiveness. The adoption did not have a material impact on our Consolidated Financial Statements or disclosures.

On April 1, 2018, we adopted ASU No. 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, to add various SEC paragraphs pursuant to the issuance of SEC Staff Accounting Bulletin No. 118 (SAB 118), to ASC 740 Income Taxes. SAB 118 was issued by the SEC in December 2018 to provide immediate guidance for accounting implications of U.S. tax reform under the Tax Cuts and Jobs Act of 2017 (the Tax Act), which became effective for the us on January 1, 2018. We have evaluated the potential impacts of SAB 118 and have applied this guidance to our consolidated financial statements and related disclosures beginning in the second quarter of fiscal year 2018 and concluded the SAB 118 measurement period with no material changes. We also elected to account for global intangible low-taxed income as a period cost.

New Accounting Standards Issued, Not Yet Adopted

In August 2018, the Financial Accounting Standards Board (FASB) issued ASU No. 2018-15, Intangible—Goodwill and Other-Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The update makes a number of changes meant to help companies evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement), by providing guidance in determining when the arrangement includes a software license. This guidance will be effective for us beginning after December 15, 2019. Entities can choose to adopt the new guidance prospectively or retrospectively. We are currently in the process of evaluating the effects of this pronouncement on our Consolidated Financial Statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement—Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for us beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. We are currently assessing the timing and impact of adopting the updated provisions.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting, an update that expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance will be effective for us beginning January 1, 2020 with early adoption permitted. We are currently evaluating the impact that adopting this guidance will have on our Consolidated Financial Statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (ASU 2018-02), which allows companies to reclassify stranded tax effects resulting from the Tax Act which was signed into law on December 22, 2017, from accumulated other comprehensive income to retained earnings. This new standard is effective for us beginning January 1, 2019, with early adoption permitted. We are currently evaluating the effects that the adoption of this guidance will have on our Consolidated Financial Statements and the related disclosures.

In February 2016, the FASB issued its final standard on lease accounting, ASU No. 2016-02, Leases (Topic 842), which superseded Topic 840, Leases. The new accounting standard was effective for us beginning on January 1, 2019 and required the recognition on the balance sheet of right-of-use assets and lease liabilities for all long-term leases, including operating leases, and enhanced disclosures about our leasing arrangements. Substantially all of our leases are considered operating leases and, as such, under accounting standards in effect at December 31, 2018, were not recognized on the Consolidated Balance Sheets as of December 31, 2018 and 2017. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases to clarify the implementation guidance and ASU No. 2018-11, Leases (Topic 842) Targeted Improvements. This updated guidance provided an optional transition method, which allows for the initial application of the new accounting standard at the adoption date and the recognition of a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the period of adoption. We adopted the new standard beginning on January 1, 2019 and elected the optional transition method with no restatement of prior period amounts. As allowed under the new accounting standard, we elected to apply practical expedients to carry forward the original lease determinations, lease classifications and accounting of initial direct costs for all asset classes at the time of adoption. We also elected to separate lease components from non-lease components and to exclude short-term leases from our Consolidated Balance Sheet. We have not yet concluded how the new standard will impact our Consolidated Financial Statements.

3. DIVESTITURES

Discontinued Operations

For disposal transactions that occur on or after that January 1, 2015, a component of an entity is reported in discontinued operations after meeting the criteria for held-for-sale classification, is disposed of by sale or is disposed of other than by sale (e.g. abandonment) if the disposition represents a strategic shift that has (or will have) a major effect on the entity’s operations and financial results. We have evaluated the quantitative and qualitative factors related to the disposal of the Empi business and concluded that those conditions for discontinued operations presentation have been met. For financial statement purposes, the Empi business financial results are reported within discontinued operations in our Consolidated Financial Statements.

Income from discontinued operations, net of taxes, was $0.5 million, $0.3 million and $1.1 million for the years ended December 31, 2018, 2017 and 2016, respectively and is comprised of recovery of accounts receivable written off.

Net assets for discontinued operations was $0.4 million, $0.5 million and $0.5 million for each of the years ended December 31, 2018, 2017 and 2016, respectively and is comprised of other current assets.

4. ACCOUNTS RECEIVABLE RESERVES

A summary of activity in our accounts receivable allowance for doubtful accounts is presented below (in thousands):

	Year Ended December 31,
	2018	2017	2016
Balance, beginning of year	$29,238	$36,070	$32,893
Provision for doubtful accounts	223	19,386	30,709
Write-offs, net of recoveries	(8,085)	(26,218)	(27,532)

Balance, end of year	$21,376	$29,238	$36,070

Beginning in 2018, the adoption of ASC 606 resulted in a reduction of the provision for doubtful accounts by $13.4 million to reflect implicit price concessions with a corresponding reduction of net sales. See Footnote 15—Revenue for related disclosures.

From time to time, in connection with factoring agreements, we sell trade accounts receivable without recourse to third party purchasers in exchange for cash. During the year ended December 31, 2018, we sold trade accounts receivable and received cash proceeds of approximately $8.9 million. The discounts on the trade accounts receivable sold during the year ended December 31, 2018 were not material and were recorded within Other (expense) income, net in our Consolidated Statements of Operations. During the years ended December 31, 2017 and 2016, we did not sell any trade accounts receivable.

5. INVENTORIES

Inventories consist of the following (in thousands):

	Year Ended December 31,
	2018	2017
Components and raw materials	$68,323	$67,220
Work in process	6,181	5,652
Finished goods	99,242	89,468
Inventory held on consignment	41,058	38,219

Total inventories, gross	214,804	200,559
Inventory reserves	(30,160)	(31,422)

Total inventories, net	$184,644	$169,137

A summary of the activity in our inventory reserves is presented below (in thousands):

	Year Ended December 31,
	2018	2017	2016
Balance, beginning of year	$31,422	$38,312	$22,042
Provision charged to costs of sales	5,083	3,424	26,409
Write-offs, net of recoveries	(6,345)	(10,314)	(10,139)

Balance, end of year	$30,160	$31,422	$38,312

In the fourth quarter of fiscal 2016, we implemented a new strategy relating to our procurement, manufacturing and liquidation philosophies in order to significantly reduce inventory levels. Historically, our strategy was to purchase inventory in large quantities to capture purchase discounts and rebates and provide an expansive mix of products for our customers. Our new strategy aims to integrate our supply chain services with customer demand through focused forecasted consumption and sales efforts, therefore limiting the range of SKUs we plan to offer. As a result of these changes, we recorded a charge to cost of sales and corresponding reduction in inventory of approximately $18.0 million. The E&O reserve expense in fiscal 2016 included $5.7 million related to our decision to discontinue certain SKUs mainly within the Bracing and Vascular product lines, $8.3 million related to holding inventory for shorter periods and the planned scrapping of long-dated inventory, $2.0 million related to new Surgical Implant products that changed the expected life cycle of its current product portfolio, and $2.0 million of slow moving consigned inventory within certain OfficeCare clinics. This is a prospective change in estimate as a result of implementing new strategies in the fourth quarter. We also recorded a $2.4 million charge to cost of sales related to purchase commitments with a supplier for quantities in excess of our future demand forecasts, which were updated in the fourth quarter of 2016.

6. ACQUISITIONS

The assets we acquired and liabilities we assumed at the date of acquisition are recorded in the Consolidated Financial Statements at their estimated respective fair values as of the acquisition date. The excess of the purchase price over the fair value of the acquired net assets is recorded as goodwill.

The results of operations from acquisitions are included in the Consolidated Financial Statements from the date of the acquisition.

Acquisition of Business

On April 30, 2018, we completed the acquisition of 100% of the capital stock of a legal entity containing the regional payor and other customer contracts and rights related to the sale of surgical, sports medicine and rehabilitative orthopedic products and the related medical billing operations of one of our distributor partners, for total consideration of $23.8 million, consisting of $3.9 million of debt re-paid at closing, $5.2 million cash consideration paid at closing and $14.0 million cash consideration to be paid in installments up to the third anniversary of the transaction. We also issued 42,528 shares of common stock of DJO priced at approximately $700,000 to the holders of a warrant in the acquired entity. The $17.6 million assigned to goodwill is being amortized for tax purposes. The acquisition is part of our Bracing and Vascular operating segment.

Intangible assets include $6.8 million assigned to reacquired rights, $1.5 million assigned to Medicare and Medicaid relationships and $150,000 assigned to Commerical Payor relationships. Each of the intangible assets has a weighted average life of 2 years and is being amortized on the straight-line basis. Management worked with an independent valuation firm to determine fair values of intangible assets utilizing a combination of income approaches including relief from royalty and multi-period excess earnings methods. The valuation models were based on estimates of future operating projections of the acquired business as well as judgments to discount rates used and other variables. We determined the forecasts based on a number of factors, included our best estimate of near-term net sales expectations and long-term projections, which included review of internal and independent market analyses.

Acquisition-related expenses which are included in “Selling, general and administrative expenses” in our Consolidated Statements of Operations were not significant. The value of goodwill from the acquisition can be attributed to a number of business factors including the acquisition of these contract and related rights and the related billing system, in addition to synergies associated with combining the acquired business with our existing business.

The determination of estimated fair value requires management to make significant estimates and assumptions. We determined the fair value by applying established valuation techniques, based on information that management believed to be relevant to this determination. The following table summarizes our finalization of purchase accounting resulting in the purchase price allocation of the fair value of the assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Accounts receivable, net	$3,841
Inventories, net	1,132
Prepaid expenses and other assets	119
Property and equipment, net	192
Intangible assets	8,450
Goodwill	17,551
Current portion of long-term debt	(1,143)
Accounts payable	(1,853)
Accrued expenses	(612)
Long-term debt	(3,853)
Other short-term liabilities	(20)

Total purchase price	$23,804

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	December 31,	December 31,	Depreciable lives
	2018	2017	(years)
Land	$170	$170	Indefinite
Buildings and improvements	28,043	27,244	3 to 25
Equipment	148,496	142,544	2 to 7
Software	57,990	52,776	3 to 10
Furniture and fixtures	12,456	12,779	3 to 8
Surgical implant instrumentation	192,210	159,543	5
Construction in progress	14,665	6,065	N/A

Property and equipment, gross	454,030	401,121	—
Accumulated depreciation and amortization	(309,761)	(267,599)	—

Property and equipment, net	$144,269	$133,522	—

Depreciation and amortization expense relating to property and equipment was $50.4 million, $45.2 million and $41.4 million for the years ended December 31, 2018, 2017 and 2016, respectively.

8. LONG-LIVED ASSETS

Goodwill

Goodwill Impairment Testing

Under the provisions of ASC 350-10, Intangibles-Goodwill and Other, goodwill is not amortized. Rather, an entity’s goodwill is subject to periodic impairment testing. ASC 350 requires that an entity assign its goodwill to reporting units and test each reporting unit’s goodwill for impairment at least on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Accordingly, we perform our goodwill test annually as of October 1 and between annual tests whenever we identify certain triggering events or circumstances that would more likely than not reduce the fair value of any of our reporting units below its respective carrying value.

The goodwill impairment test compares a reporting unit’s fair value to its carrying amount to identify any potential impairment. We apply judgment in determining the fair value of our reporting units for purposes of performing the goodwill impairment test. We rely on widely accepted valuation techniques, including discounted cash flow and market multiple analysis approaches, which capture both the future income potential of the reporting unit and the market behaviors and actions of market participants in the industry that includes the reporting unit. These types of analyses require us to make assumptions and estimates regarding future cash flows, industry-specific economic factors and the profitability of future business strategies. The discounted cash flow approach uses a projection of estimated operating results and cash flows that are discounted using a weighted average cost of capital. Under the discounted cash flow approach, the projection uses management’s best estimates of the amount and timing of expected future cash flows impacted by economic and market conditions over the projected period for each reporting unit. Significant estimates and assumptions include terminal value growth rates, changes in working capital requirements and weighted average cost of capital. The market multiple analysis estimates fair value by applying revenue and earnings multiples to the reporting unit’s operating results. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics to the reporting units.

We evaluate the reasonableness of the estimated fair value of our reporting units by reconciling the aggregate fair value of all six of our reporting units taking into account an appropriate control premium. The determination of a control premium requires the use of judgment and is based upon control premiums observed in comparable market transactions.

The changes in the carrying amount of goodwill for the year ended December 31, 2018 are presented in the table below (in thousands):

	Bracing &	Recovery	Surgical
	Vascular	Sciences	Implant	International	Total
Balance, beginning of period
Goodwill	$483,258	$249,601	$49,229	$339,030	$1,121,118
Accumulated impairment losses	(61,000)	(148,600)	(47,406)	—	(257,006)

Goodwill, net of accumulated impairment losses at December 31, 2017	422,258	101,001	1,823	339,030	864,112
Current Year Activity:
Foreign currency translation	—	—	—	(4,161)	(4,161)
Balance, end of period
Current year activity-acquisitions	17,551	—	—	—	17,551
Goodwill	483,258	249,601	49,229	334,869	1,116,957
Accumulated impairment losses	(61,000)	(148,600)	(47,406)	—	(257,006)

Goodwill, net of accumulated impairment losses at December 31, 2018	$439,809	$101,001	$1,823	$334,869	$877,502

2018 Goodwill

In performing our 2018 goodwill impairment test, we estimated the fair values of our reporting units using the income approach but only included the discounted cash flow method and did not include the market approach which includes the use of market multiples. As of the October 1 testing date, we were in the process of soliciting bids to be acquired. On November 18, 2018, prior to the completion of our goodwill impairment testing, we accepted a bid which established our fair value so we no longer needed to rely on market multiples or a control premium. This fair value measurement is categorized within Level 3 of the fair value hierarchy. The discounted cash flows for each reporting unit were based on discrete financial forecasts developed by management for planning purposes, and required significant judgment with respect to forecasted sales, gross margin, selling, general and administrative expenses, depreciation, income taxes, capital expenditures, working capital requirements and the selection and use of an appropriate discount rate. For purposes of calculating the discounted cash flows of our reporting units, we used estimated revenue growth rates averaging between 0.3% and 7.4% for the discrete forecast period. Cash flows beyond the discrete forecasts were estimated using a terminal value calculation, which incorporated historical and forecasted financial trends for each identified reporting unit and considered long-term earnings growth rates for publicly traded peer companies. Future cash flows were then discounted to present value at discount rates ranging from 11.0% to 13.5% inclusive of a company specific risk premium, and terminal value growth rates ranging from 0.5% to 3.0%. Publicly available information regarding comparable market capitalization was also considered in assessing the reasonableness of the cumulative fair values of our reporting units estimated using the discounted cash flow methodology. Based on the actual sales price for DJO, we assigned a control premium value of zero. We determined that the fair value of the six reporting units with goodwill assigned to them exceed their carrying values and were not at risk of failing the test. This fair value measurement is categorized within Level 3 of the fair value hierarchy. The percentage by which the fair value of the six reporting units exceeded their carrying value ranged from 36.9% to 451.0%. As such, we determined that the goodwill of our reporting units was not impaired.

2017 Goodwill

In performing our 2017 goodwill impairment test, we estimated the fair values of our reporting units using the income approach which includes the discounted cash flow method and the market approach which includes the use of market multiples. These fair value measurements are categorized within Level 3 of the fair value hierarchy. The discounted cash flows for each reporting unit were based on discrete financial forecasts developed by management for planning purposes, and required significant judgment with respect to forecasted sales, gross margin, selling, general and administrative expenses, depreciation, income taxes, capital expenditures, working capital requirements and the selection and use of an appropriate discount rate. For purposes of calculating the discounted cash flows of our reporting units, we used estimated revenue growth rates averaging between (0.3)% and 10.5% for the discrete forecast period. Cash flows beyond the discrete forecasts were estimated using a terminal value calculation, which incorporated historical and forecasted financial trends for each identified reporting unit and considered long-term earnings growth rates for publicly traded peer companies. Future cash flows were then discounted to present value at discount rates ranging from 8.5% to 10.0%, and terminal value growth rates ranging from (0.3)% to 5.2%. Publicly available information regarding comparable market capitalization was also considered in assessing the reasonableness of the cumulative fair values of our reporting units estimated using the discounted cash flow methodology. We determined that the fair value of the six reporting units with goodwill assigned to them exceed their carrying values and were not at risk of failing the test. This fair value measurement is categorized within Level 3 of the fair value hierarchy. The percentage by which the fair value of the six reporting units exceeded their carrying value ranged from 44.4% to 676.9%. As such, we determined that the goodwill of our reporting units was not impaired.

Intangible Assets

Identifiable intangible assets consisted of the following (in thousands):

	Gross Carrying	Accumulated	Intangible
December 31, 2018	Amount	Amortization	Assets, Net
Definite-lived intangible assets:
Customer relationships	$477,995	$(429,322)	$48,673
Patents and technology	446,760	(329,236)	117,524
Trademarks and trade names	29,793	(21,397)	8,396
Distributor contracts and relationships	11,537	(6,984)	4,553
Non-compete agreements	6,617	(6,617)	—

	$972,702	$(793,556)	179,146

Indefinite-lived intangible assets:
Trademarks and trade names			375,122

Net identifiable intangible assets			$554,268

	Gross Carrying	Accumulated	Intangible
December 31, 2017	Amount	Amortization	Assets, Net
Definite-lived intangible assets:
Customer relationships	$478,114	$(402,005)	$76,109
Patents and technology	446,894	(302,805)	144,089
Trademarks and trade names	29,851	(18,576)	11,275
Distributor contracts and relationships	4,805	(4,725)	80
Non-compete agreements	6,750	(6,750)	—

	$966,414	$(734,861)	231,553

Indefinite-lived intangible assets:
Trademarks and trade names			375,535

Net identifiable intangible assets			$607,088

2018 Intangible Assets

During the fourth quarter of 2018, we tested our indefinite lived trade name intangible assets for impairment. This test work compares the fair value of the asset with its carrying amount. To determine the fair value we applied the relief from royalty (RFR) method. Under the RFR method, the value of the trade name is determined by calculating the present value of the after-tax cost savings associated with owning the asset and therefore not being required to pay royalties for its use during the asset’s indefinite life. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating future cash flows and the identification of appropriate terminal growth rate assumptions. Discount rate assumptions are based on an assessment of the risk inherent in the projected future cash generated by the respective intangible assets. Future cash flows were discounted to present value at discount rates ranging from 11.0% to 13.5%, and terminal value growth rates ranging from 0.5% to 3.0%. Also subject to judgment are assumptions about royalty rates, which are based on the estimated rates at which similar brands and trademarks are being licensed in the marketplace. We used market average royalty rates ranging from 0.5% to 5.0%. These fair value measurements are categorized within Level 3 of the fair value hierarchy. We determined that the fair value of these trade names exceed their carrying value. The percentage by which the fair value of these trade names exceeded their carrying value ranged from 16.1% to 118.0%. As such, we determined that these indefinite lived intangible assets are not impaired. This fair value measurement is categorized within Level 3 of the fair value hierarchy.

2017 Intangible Assets

During the fourth quarter of 2017, we tested our indefinite lived trade name intangible assets for impairment. This test work compares the fair value of the asset with its carrying amount. To determine the fair value we applied the relief from royalty (RFR) method. Under the RFR method, the value of the trade name is determined by calculating the present value of the after-tax cost savings associated with owning the asset and therefore not being required to pay royalties for its use during the asset’s indefinite life. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating future cash flows and the identification of appropriate terminal growth rate assumptions. Discount rate assumptions are based on an assessment of the risk inherent in the projected future cash generated by the respective intangible assets. Future cash flows were discounted to present value at discount rates ranging from 8.5% to 10.0%, and terminal value growth rates ranging from (0.3)% to 5.0%. Also subject to judgment are assumptions about royalty rates, which are based on the estimated rates at which similar brands and trademarks are being licensed in the marketplace. We used market average royalty rates ranging from 0.5% to 5.0%. These fair value measurements are categorized within Level 3 of the fair value hierarchy. We determined that the fair value of these trade names exceed their carrying value. The percentage by which the fair value of these trade names exceeded their carrying value ranged from 46.5% to 232.1%. As such, we determined that these indefinite lived intangible assets are not impaired. This fair value measurement is categorized within Level 3 of the fair value hierarchy.

As of December 31, 2018, our definite lived intangible assets are being amortized using the straight line method over their remaining weighted average useful lives of 3.0 years for customer relationships, 5.3 years for patents and technology and 4.6 years for trademarks and trade names. Based on our amortizable intangible asset balance as of December 31, 2018, we estimate that amortization expense will be as follows for the next five years and thereafter (in thousands):

2019	$57,273
2020	38,486
2021	32,477
2022	28,675
2023	4,697
Thereafter	17,538

Total	$179,146

Our goodwill and intangible assets by segment are as follows (in thousands):

		Intangible
December 31, 2018	Goodwill	Assets, Net
Bracing and Vascular	$439,809	$361,490
Recovery Sciences	101,001	90,521
International	334,869	83,421
Surgical Implant	1,823	18,836

Total	$877,502	$554,268

		Intangible
December 31, 2017	Goodwill	Assets, Net
Bracing and Vascular	$422,258	$381,479
Recovery Sciences	101,001	106,468
International	339,030	98,542
Surgical Implant	1,823	20,599

Total	$864,112	$607,088

9. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands):

	December 31,	December 31,
	2018	2017
Accrued wages and related expenses	$41,116	$42,317
Accrued commissions	17,883	16,994
Accrued rebates	12,997	12,896
Accrued other taxes	5,341	5,743
Accrued professional expenses	23,762	12,604
Income taxes payable	4,018	1,937
Deferred purchase consideration	4,926	—
Other accrued liabilities	27,922	33,874

	$137,965	$126,360

10. EMPLOYEE BENEFIT PLANS

We have multiple qualified defined contribution plans, which allow for voluntary pre-tax contributions by employees. We pay all general and administrative expenses of the plans and make matching and may make certain discretionary contributions to the plans. Based on 100% of the first 1% and 50% of the next 5% of compensation deferred by employees (subject to IRS limits and non-discrimination testing), we made matching contributions of $3.3 million, $3.5 million, and $3.5 million, to the plans for the years ended December 31, 2018, 2017 and 2016, respectively. The plans provide for discretionary contributions by us, as approved by the Board of Directors. There have been no such discretionary contributions through December 31, 2018. In addition, we made contributions to our international pension plans of $2.6 million, $3.1 million, and $2.2 million for the years ended December 31, 2018, 2017 and 2016, respectively.

11. DERIVATIVE INSTRUMENTS

From time to time, we use derivative financial instruments to manage interest rate risk related to our variable rate credit facilities and risk related to foreign currency exchange rates. Our objective is to reduce the risk to earnings and cash flows associated with changes in interest rates and changes in foreign currency exchange rates. Before acquiring a derivative instrument to hedge a specific risk, we evaluate potential natural hedges. Factors considered in the decision to hedge an underlying market exposure include the materiality of the risk, the volatility of the market, the duration of the hedge, and the availability, effectiveness and cost of derivative instruments. We do not use derivative instruments for speculative or trading purposes.

All derivatives, whether designated as hedging relationships or not, are recorded on the balance sheet at fair value. The fair value of our derivatives is determined through the use of models that consider various assumptions, including time value, yield curves and other relevant economic measures which are inputs that are classified as Level 2 in the fair value hierarchy. The classification of gains and losses resulting from changes in the fair values of derivatives is dependent on the intended use of the derivative and its resulting designation. Our interest rate cap agreements were designated as cash flow hedges, and accordingly, effective portions of changes in the fair value of the derivatives were recorded in accumulated other comprehensive income loss and subsequently reclassified into our Consolidated Statement of Operations when the hedged forecasted transaction affects income (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in income (loss). Our foreign exchange contracts have not been designated as hedges, and accordingly, changes in the fair value of the derivatives are recorded in income (loss).

Interest Rate Cap Agreements. We utilize interest rate caps to manage the risk of unfavorable movements in interest rates on a portion of our outstanding floating rate loan balances. Our interest rate cap agreements were designated as cash flow hedges for accounting purposes, and the hedges were considered effective. As such, the effective portion of the gain or loss on the derivative instrument was reported as a component of accumulated other comprehensive income (loss) and reclassified into interest expense in our Consolidated Statement of Operations in the period in which it affected income (loss).

Foreign Exchange Rate Contracts. We have previously utilized Mexican Peso (MXN) foreign exchange forward contracts to hedge a portion of our exposure to fluctuations in foreign exchange rates, as our Mexico-based manufacturing operations incur costs that are largely denominated in MXN. As of December 31, 2018, we did not have any outstanding foreign currency exchange forward contracts. While our foreign exchange forward contracts act as economic hedges, we have not designated such instruments as hedges for accounting purposes. Therefore, gains and losses resulting from changes in the fair values of these derivative instruments are recorded in Other (expense) income, net in our accompanying Consolidated Statements of Operations.

The following table summarizes the fair value of derivative instruments in our Consolidated Balance Sheets (in thousands):

		December 31,	December 31,
	Balance Sheet Location	2018	2017
Derivative Assets:
Interest rate cap agreements designated as cash flow hedges	Other current assets	$1,620	$—
Interest rate cap agreements designated as cash flow hedges	Other long-term assets	—	84

		$1,620	84

Derivative Liabilities:
Interest rate cap agreements designated as cash flow hedges	Other current liabilities	$—	$268

		$—	$268

The following table summarizes the effect our derivative instruments have on our Consolidated Statements of Operations (in thousands):

		Year Ended December 31,
	Location of gain (loss)	2018	2017	2016
Interest rate cap agreements designated as cash flow hedges	Interest expense, net	$761	$482	$412

		$761	$482	$412

The pre-tax loss on derivative instruments designated as cash flow hedges recognized in other comprehensive (loss) income is presented below (in thousands):

	Year Ended December 31,
	2018	2017	2016
Interest rate cap agreements designated as cash flow hedges	$(1,499)	$3,007	$(3,969)

12. FAIR VALUE MEASUREMENTS

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis (in thousands):

As of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Assets:
Interest rate cap agreements designated as cash flow hedges	$—	$1,620	$—	$—

As of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Recorded Balance
Assets:
Interest rate cap agreements designated as cash flow hedges	$—	$84	$—	$—

Liabilities:
Interest rate cap agreements designated as cash flow hedges	$—	$268	$—	$—

13. DEBT

Debt obligations consist of the following (in thousands):

	December 31,	December 31,
	2018	2017
Credit facilities:
ABL Facility, net of unamortized debt issuance costs of $0.7 million and $1.2 million as of December 31, 2018 and 2017, respectively	$121,322	$73,843
Term loan:
$1,020.7 million Term Loan, net of unamortized debt issuance costs and original issuance discount of $5.1 million and $8.6 million as of December 31, 2018 and 2017, respectively	1,015,574	1,022,630
Notes:
$1,015.0 million 8.125% Second Lien notes, net of unamortized debt issuance costs and original issuance discount of $8.8 million and $11.6 million as of December 31, 2018 and 2017, respectively	1,006,242	1,003,382
$298.5 million 10.75% Third Lien notes, net of unamortized debt issuance costs and original issuance discount of $3.1 million and $4.8 million as of December 31, 2018 and 2017, respectively	295,400	293,657
Capital lease obligations and other	25,348	20,608

Total debt	2,463,886	2,414,120
Current maturities	(29,501)	(15,936)

Long-term debt	$2,434,385	$2,398,184

Credit Facilities

On May 7, 2015, we entered into (i) a $1,055.0 million new term loan facility (the “Term Loan”) and (ii) a $150.0 million new asset-based revolving credit facility (the “ABL Facility” and together with the Term Loan, the “Credit Facilities”). The Term Loan provides for a $150.0 million incremental facility, subject to customary borrowing conditions and the ABL Facility provides for a $50.0 million facility increase, subject to customary borrowing conditions.

As of December 31, 2018, the market values of our Term Loan and drawings under the ABL Facility were $121.4 million and $1005.4 million, respectively. We determine market value using trading prices for the senior secured credit facilities on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Our revolving loan balance under our ABL Facility was $122.0 million as of December 31, 2018, in addition to a $6.4 million outstanding letters of credit related to our travel and entertainment corporate card program.

Term Loan

Interest Rates. Borrowings under the Term Loan bear interest at a rate equal to, at our option, either (a) 2.25% plus a base rate equal to the highest of (1) the prime rate as reported by the Wall Street Journal, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) 3.25% plus the Eurodollar rate determined by reference to the ICE Benchmark Administration London Interbank Offered Rate for U.S. dollar deposits, subject to a minimum Eurodollar rate of 1.00%. As of December 31, 2018 our weighted average interest rate for all borrowings under the Credit Facilities was 5.4%.

Principal Payments. We are required to make principal repayments under the Term Loan in quarterly installments equal to 0.25% of the original principal amount, with the remaining amount payable at maturity in June 2020.

Prepayments. The Term Loan requires us to prepay principal amounts outstanding, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% upon attaining certain total net leverage ratios) of annual excess cash flow, as defined in the Term Loan agreement;

•

100% of the net cash proceeds above (i) $30.0 million in any single transaction or series of related transactions or (ii) an annual amount of $100.0 million of all non-ordinary course asset sales or other dispositions, if we do not reinvest the net cash proceeds in assets to be used in our business, generally within 12 months of the receipt of such net cash proceeds; and

•	100% of the net cash proceeds from issuances of debt by us and our restricted subsidiaries, other than proceeds from debt permitted to be incurred under the Credit Facilities.

We may voluntarily repay outstanding loans under the Credit Facilities at any time without premium or penalty, subject to payment of (i) customary breakage costs applicable to prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto and (ii) a prepayment premium of 1% applicable to prepayments made within 6 months from the date of the closing of the Term Loan.

Guarantee and Security. All obligations under the Credit Facilities are unconditionally guaranteed by DJO Holdings LLC and each of our existing and future direct and indirect wholly-owned domestic subsidiaries, subject to certain exceptions (collectively, the “Credit Facility Guarantors”). In addition, the Term Loan is secured by (i) a first priority security interest in certain of our tangible and intangible assets and those of each of the Credit Facility Guarantors and all the capital stock of, or other equity interests in, DJO Holdings and each of our material direct or indirect wholly-owned domestic subsidiaries and direct wholly-owned first-tier foreign subsidiaries (subject to certain exceptions and qualifications) (collectively, “Term Loan Collateral”), and (ii) a second priority security interest in the ABL Collateral (as defined below).

Certain Covenants and Events of Default. The Term Loan contains a number of covenants that restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and other restricted payments;

•	make investments, loans or advances, including acquisitions;

•	repay subordinated indebtedness or amend material agreements governing our subordinated indebtedness;

•	engage in certain transactions with affiliates; and

•	change our lines of business.

In addition, the Term Loan requires us to maintain a maximum first lien net leverage ratio of 5.35x of Credit Facilities debt, net of cash, to Adjusted EBITDA, as defined in addition to other covenants. As of December 31, 2018, we were in compliance with all Term Loan applicable covenants.

Asset-Based Revolving Credit Facility

Interest Rate. Borrowings under our ABL Facility bear interest at a rate equal to, at our option, a margin over, either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the Eurodollar rate for a one-month interest period plus 1.00% or (b) a Eurodollar rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing. The margin for the ABL Facility is 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar borrowings, each subject to step-downs based upon the amount of the available, unused facility.

Fees. In addition to paying interest on outstanding principal, we are required to pay a commitment fee to the lenders based on the daily amount of the ABL Facility that is unutilized. The commitment fee is an annual rate of 0.25% if the average facility utilization in the previous fiscal quarter is equal to or greater than 50%, and 0.375% if the average facility utilization in the previous fiscal quarter was less than 50%.

Guarantee and Security. The ABL Facility is secured by a first priority security interest in personal property of DJOFL and each of the Credit Facility Guarantors consisting generally of accounts receivable, cash, deposit accounts and securities accounts, inventory, intercompany notes and intangible assets (other than intellectual property and investment property), subject to certain exceptions and qualifications (collectively, the “ABL Collateral”, and together with the Term Loan Collateral, the “Collateral”) and a fourth priority security interest in the Term Loan Collateral.

Certain Covenants and Events of Default. The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to undertake certain transactions or otherwise make changes to our assets and business. These are substantially similar to the Term Loan covenants described above.

In addition, we are required to maintain a minimum fixed charge coverage ratio, as defined in the agreement, of 1.0 to 1.0 if the unutilized facility is less than the greater of $9.0 million or 10% of the lesser of (1) $150.0 million and (2) the aggregate borrowing base. This coverage ratio requirement remains in place until the 30th consecutive day the unutilized facility exceeds such threshold. The ABL Facility also contains certain customary affirmative covenants and events of default. As of December 31, 2018, we were in compliance with all applicable covenants.

Notes:

8.125% Second Lien Notes

On May 7, 2015 we issued $1,015.0 million aggregate principal amount of 8.125% Second Lien Notes (8.125% Notes), which mature on June 15, 2021. The 8.125% Notes are fully and unconditionally guaranteed on a senior secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

The net proceeds from the issuance of the 8.125% Notes were used, together with borrowings under the Credit Facilities and cash on hand, to repay our prior notes (see below), repay prior credit facilities and pay all related fees and expenses.

The 8.125% Notes and related guarantees are secured by second-priority liens on the Term Loan Collateral and third-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of December 31, 2018, the market value of the 8.125% Notes was $1,045.4 million. We determined market value using trading prices for the 8.125% Notes on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Optional Redemption. Prior to June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at a redemption price equal to 100% of the principal amount of the 8.125% Notes redeemed, plus accrued and unpaid interest plus the “make-whole” premium set forth in the indenture governing the 8.125% Notes. On and after June 15, 2018, we have the option to redeem some or all of the 8.125% Notes at the redemption prices set forth in the indenture, plus accrued and unpaid interest. In addition, we may redeem, using net proceeds from certain equity offerings, up to 15% of the principal amount prior to June 15, 2019 at a price equal to 103% of the principal amount being redeemed plus accrued and unpaid interest, in each case using an amount not to exceed the net proceeds from certain equity offerings.

10.75% Third Lien Notes

On May 7, 2015, we issued $298.5 million aggregate principal amount of 10.75% Third Lien Notes (10.75% Notes) which mature on April 15, 2020. The 10.75% Notes are fully and unconditionally guaranteed on a secured basis by each of DJOFL’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees any of DJOFL’s indebtedness or any indebtedness of DJOFL’s domestic subsidiaries.

The 10.75% Notes were issued in connection with our (i) offer (Exchange Offer) to exchange our 9.75% Senior Subordinated Notes due 2017 (9.75% Notes) for the 10.75% Notes and cash and (ii) solicitation of consents from registered holders of the 9.75% Notes to certain proposed amendments to the indenture for the 9.75% Notes. The 10.75% Notes and related guarantees are secured by third-priority liens on the Term Loan Collateral and fourth-priority liens on the ABL Collateral, in each case subject to permitted liens.

As of December 31, 2018, the market value of the 10.75% Notes was $297.4 million. We determined market value using trading prices for the 10.75% Notes on or near that date. This fair value measurement is categorized within Level 2 of the fair value hierarchy.

Optional Redemption. We have the option to redeem the 10.75% Notes, in whole or in part, after May 7, 2015, at the redemption prices set forth in the indenture governing the 10.75% Notes, plus accrued and unpaid interest.

Change of Control

Upon the occurrence of a change of control, DJOFL must give holders of the Notes an opportunity to sell to DJO some or all of their 8.125% Notes and 10.75% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

With the change of control that occurred in February, 2019 (See Note 22-Subsequent Events), we paid approximately $41.2 million to holders of the Notes that exercised their right to sell their Notes to DJO.

Covenants

The indentures for the 8.125% Notes and the 10.75% Notes each contain covenants limiting, among other things, our ability to (i) incur additional indebtedness or issue certain preferred and convertible shares, pay dividends on, redeem, repurchase or make distributions in respect of the capital stock of DJO or make other restricted payments, (ii) make certain investments, (iii) sell certain assets, (iv) create liens on certain assets to secure debt, (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, (vi) enter into certain transactions with affiliates, and (vii) designate our subsidiaries as unrestricted subsidiaries. As of December 31, 2018, we were in compliance with all applicable covenants.

Our ability to continue to meet the covenants related to our indebtedness specified above in future periods will depend, in part, on events beyond our control, and we may not continue to meet those covenants. A breach of any of these covenants in the future could result in a default under the credit facilities or the Notes, at which time the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable. Any such acceleration would also result in a default under the Indentures.

Other Debt

On June 20, 2018, we entered into a capital lease which provided us with $15.0 million of cash. The transaction is collateralized by equipment and other assets of the DJO surgical segment. The capital lease is payable in twenty-one installments through February 1, 2020. The balance of the capital lease liability outstanding as of December 31, 2018 was $10.5 million.

On June 6, 2017, we entered into two new term loans of €6.0 million each ($6.9 million each) at our French subsidiary. The two loan provide for combined borrowings of €12.0 million ($13.7 million) and are subject to customary borrowing conditions. We are required to make principal repayments under the loan in both monthly and quarterly installments through the maturity date of May 2020. The interest rate on this loan is the Euribor for a one month interest period plus 0.4%. Pursuant to the terms of the loan agreements, we pledged €12.0 million ($13.7 million) of our French subsidiary’s tangible and intangible assets.

In the fourth quarter of 2017, our subsidiary, Ormed GmbH, entered into two financing arrangements with Deutsche Leasing AG and Sparkasse Freiburg. The arrangement with Deutsche Leasing provides for a sale and lease back of continuous passive motion (CPM) devices for a total of €3.5 million ($4.0 million), maturing within 36 and 48 months. The second arrangement with Sparkasse Freiburg, is a loan agreement consisting of a term loan €4.0 million ($4.6 million) and a revolving line of credit of up to €1.5 million ($1.7 million), with a maturity date of August 30, 2019.

At December 31, 2018, the aggregate amounts of principal maturities of long-term debt, net of unamortized debt issuance costs for the next three years are as follows (in thousands):

2019	$24,282
2020	1,424,669
2021	1,014,935

$2,463,886

Debt Issuance Costs

As of December 31, 2018 and, 2017, we had $5.4 million and $8.6 million, respectively, of unamortized debt issuance costs.

For the years ended December 31, 2018, 2017 and 2016, amortization of debt issuance costs was $3.2 million, $3.0 million and $2.9 million, respectively. Amortization of debt issuance costs was included in Interest expense in our Consolidated Statements of Operations for each of the periods presented.

14. STOCK OPTION PLANS AND STOCK-BASED COMPENSATION

Stock Option Plan

We have one active equity compensation plan, the DJO 2007 Incentive Stock Plan (2007 Plan) under which we are authorized to grant awards of restricted and unrestricted stock, options, and other stock-based awards based on the shares of common stock of our indirect parent, DJO, subject to adjustment in certain events. The total number of shares approved to grant under the 2007 Plan is 10,575,529.

Options issued under the 2007 Plan can be either incentive stock options or non-qualified stock options. The exercise price of stock options granted will not be less than 100% of the fair market value of the underlying shares on the date of grant and the options will expire no more than ten years from the date of grant.

In September 2015, all outstanding options granted to employees between 2008 and 2011 were amended to modify the vesting terms of the portion of the options which vest on achievement of a minimum multiple of invested capital (MOIC) from a MOIC of 2.25 for one-third of the options and a MOIC of 2.5 for an additional one-third of the options to a single MOIC vesting component covering two-thirds of the options with the terms described below. As amended, the options granted between 2008 and 2011 vest as follows: (i) one-third of each stock option grant vests over a specified period of time contingent solely upon the option holder’s continued employment or service with us (Time-Based Options) and (ii) two-thirds of each stock option grant will vest upon achieving MOIC with respect to Blackstone’s aggregate investment in DJO’s capital stock, to be achieved by Blackstone following a liquidation of all or a portion of its investment in DJO’s capital stock (Market Return Options). The Market Return Options provide for vesting within a range of achievement of a MOIC multiple between 1.5 and 2.25. If Blackstone sells all or a portion of its equity interests in DJO while the options are outstanding, then the unvested Market Return Options will vest and become exercisable as follows: 1) 25% of the options will vest and become exercisable if Blackstone realizes a MOIC of 1.5 times its equity investment in DJO; 2) 100% of the options will vest and become exercisable if Blackstone realizes a MOIC of at least 2.25 times its equity investment in DJO; and 3) if Blackstone realizes a MOIC of greater than 1.5 times its equity investment but less than 2.25 times its equity investment, then 25% of the options will vest and become exercisable and a percentage of the remaining unvested options will vest and become exercisable with such percentage equal to a fraction, the numerator of which is the actual MOIC realized by Blackstone, less 1.5 and the denominator of which is 0.75.

In July 2015, all outstanding options granted to employees in 2012 and later years were amended to modify the MOIC vesting provision as described below. These options vest in four equal installments beginning with the year of grant and for each of the three calendar years following the year of grant, with each such installment vesting only if the final reported financial results for such year show that the Adjusted EBITDA for such year equaled or exceeded the Adjusted EBITDA amount in the financial plan approved by DJO’s Board of Directors for such year (Performance Options). In the event that the Adjusted EBITDA in any of such four years falls short of the amount of Adjusted EBITDA in the financial plan for that year, the installment that did not therefore vest at the end of such year shall be eligible for subsequent vesting at the end of the four year vesting period if the cumulative Adjusted EBITDA for such four years equals or exceeds the cumulative Adjusted EBITDA in the financial plans for such four years and the Adjusted EBITDA in the fourth vesting year equals or exceeds the Adjusted EBITDA in the financial plan for such year. In addition, as amended in July 2015, such options also provide that in the event Blackstone achieves the same MOIC requirement described above for the Market Return Options, any unvested installments from prior years and all installments for future years shall thereupon vest.

In 2016, options were granted to employees following the net exercise of the options they received in 2007 in exchange for options that had previously been granted in DJO’s predecessor company (Rollover Options), which were scheduled to expire in 2016. These new options were fully vested on the date of grant and have a term of ten years (Vested Options). Except for options granted to the Chairman of the Board and two other board members as described below, options are typically granted annually to members of our Board of Directors who are not affiliates of Blackstone (referred to as Director Service Options). The Director Service Options vest in increments of 33 1/3% per year on each of the first through third anniversary dates of the grant date, contingent upon the optionee’s continued service as a director. The options granted to the Chairman of the Board and the two other board members vest as follows: one-third of the stock option grant vests in increments of 33 1/3% per year on each of the first through third anniversary dates from the grant date contingent upon the optionee’s continued service as a director; and, as amended in July 2015, two-thirds of the stock option grant will vest in the same manner as the Market Return Options.

Stock Option Activity

During the year ended December 31, 2018, the compensation committee granted 1,424,700 options, of which 1,198,833 were Market Return Options and 225,867 were Time-Based Options. The weighted average grant date fair value of the Time-Based Options during the year ended December 31, 2018 was $5.43.

During the year ended December 31, 2017, the compensation committee granted 1,475,000 options to employees, of which 1,047,501 were Market Return Options and 427,499 were Time-Based Options. Additionally, the compensation committee granted 13,800 Director Service Options to members of the Board of Directors. The weighted average grant date fair value of the Time-Based Options and Director Service Options granted during the year ended December 31, 2017 was $6.30 and $6.60, respectively.

During the year ended December 31, 2016, the compensation committee granted 2,015,318 options to employees, of which 1,356,164 were Market Return Options, 484,336 were Time-Based Options and 174,818 were Vested Options. Additionally, the compensation committee granted 18,800 Director Service Options to members of the Board of Directors and 10,000 Market Return Options to non-employees. The weighted average grant date fair values of the Time-Based Options, Vested Options and Director Service Options granted during the year ended December 31, 2016 were $6.12, $5.98 and $5.25, respectively.

The fair value of each option award is estimated on the date of grant, or modification, using the Black-Scholes option pricing model for service based awards, and a binomial model for market based awards. In estimating fair value for options issued under the 2007 Plan, expected volatility was based on historical volatility of comparable publicly-traded companies. As our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term, we used the simplified method. Expected life is calculated in two tranches based on the employment level defined as executive or employee. The risk-free rate used in calculating fair value of stock options for periods within the expected term of the option is based on the U.S. Treasury yield bond curve in effect on the date of grant.

The following table summarizes certain assumptions we used to estimate the fair value of the Time-Based Options, the Vested Options and the Director Service Options of stock options granted during the years ended December 31, 2018, 2017 and 2016:

	Year Ended December 31,
	2018	2017	2016
Expected volatility	25.3%-26.4%	33.1%-33.3%	33.2%-33.4%
Risk-free interest rate	2.8%-2.9%	2.0%-2.9%	1.2%-2.0%
Expected term until exercise	6.5	6.2-8.1	5.2-6.6
Expected dividend yield	—%	—%	—%

Restricted Stock Unit Activity

During the years ended December 31, 2018, 2017 and 2016, the compensation committee granted 200,000, 151,884 and 121,507, respectively of restricted stock units to employees. The weighted average grant date fair value of the restricted stock units granted during the years ended December 31, 2018, 2017 and 2016 was $16.46.

Stock-Based Compensation

We recorded non-cash stock-based compensation expense during the periods presented as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Cost of goods sold	$95	$165	$84
Operating expenses:
Selling, general and administrative	3,079	3,425	2,947
Research and development	20	106	157

	$3,194	$3,696	$3,188

We met the Adjusted EBITDA targets related to the Performance Options granted with vesting conditions related to 2017 Adjusted EBITDA. As such, we recognized expense for the options that vested in 2017. Accordingly, we recognized stock-based compensation expense for the Time-Based Options, the Performance Options with 2017 Adjusted EBITDA vesting conditions, Vested Options and the Director Service Options granted.

We did not recognize expense for any of the options which have the potential to vest based on Adjusted EBITDA for 2018 and 2016. Accordingly, we recognized stock-based compensation expense for the Time-Based Options, Vested Options and the Director Service Options granted for 2018 and 2016.

Stock based compensation expense for options granted to non-employees was not significant to the Company for all periods presented, and was included in Selling, general and administrative expense in our Consolidated Statements of Operations.

A summary of option activity under the 2007 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (Years)
Outstanding at December 31, 2017 (2,431,238 shares exercisable at a weighted average exercise price of $16.46 per share)	8,435,895	$16.46	6.1
Granted	1,424,700	$16.46
Exercised	(8,660)	$16.45
Forfeited or expired	(1,410,053)	$16.46

Outstanding at December 31, 2018 ( 1,782,990 shares exercisable at a weighted average exercise price of $16.46 per share)	8,441,882	$16.46	6.5

Vested or expected to vest at December 31, 2018	3,034,736	$16.46	5.2

Exercisable at December 31, 2018	1,782,990	$16.46	4.8

The Company’s stock incentive plan permits optionees to exercise stock options using a net exercise method. In a net exercise, the Company withholds from the total number of shares that otherwise would be issued to an optionee upon exercise of the stock option such number of shares having a fair market value at the time of exercise equal to the option exercise price and applicable income tax withholdings and remits the remaining shares to the optionee.

The following table provides information regarding the use of the net exercise method during the periods presented:

	Year Ended December 31,
	2018	2017	2016
Options exercised	—	416,206	312,925
Shares withheld	—	370,432	269,839

Shares issued	—	45,774	312,655

Average market value per share withheld	$—	$16.46	$16.46

Aggregate market value of shares withheld (in thousands)	$—	$6,097	$4,442

For the year ended December 31, 2018, there was no activity using the net exercise method. As of December 31, 2018, total unrecognized stock-based compensation expense related to unvested stock options granted under the 2007 Plan, excluding options subject to the performance components of the Market Return Options, was $5.4 million, net of expected forfeitures at the time of grant and revised as necessary in subsequent periods if actual forfeitures differ from those estimates. We anticipate this expense to be recognized over a weighted-average period of approximately four years. Compensation expense associated with the Market Return Options granted under the 2007 Plan, with the exception of those that were issued in connection with a modification, will be recognized only to the extent achievement of the performance components are deemed probable.

15. REVENUE

On January 1, 2018, we adopted ASU 2014-09 Revenue from Contracts with Customers (Topic 606) using the modified retrospective method for contracts that were not completed as of January 1, 2018. As a practical expedient, we adopted a portfolio approach in evaluating our sources of revenue for implications of adoption. The cumulative impact of initially applying ASC 606 was an immaterial adjustment to decrease the opening balance of retained earnings as of January 1, 2018. In accordance with the modified retrospective approach, results of operations for the reporting periods after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with ASC 605, Revenue Recognition (“ASC 605”).

The impact of ASC 606 on our results of operations for the year ended December 31, 2018 was not material and related primarily to the reclassification of certain costs previously presented as selling, general and administrative expenses to net sales.

Sales are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration we expect to receive in exchange for satisfying the performance obligations. In the United States most of our products and services are marketed directly to doctors, hospitals, and other healthcare facilities through company-owned subsidiaries and distributors. Our products are sold on a global basis through company-owned sales subsidiaries, as well as third party dealers and distributors.

Sales represents the amount of consideration that we expect to receive from customers in exchange for transferring products and services. Net sales exclude sales and other taxes we collect from customers. Other costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of our sales. We extend terms of payment to our customers based on commercially reasonable terms for the markets of our customers, while also considering their credit quality.

To the extent that the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the most likely amount method. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Variable consideration can include a provision for estimated sales returns, volume discounts, prompt payment discounts, list price discounts, customer payment penalties and rebates. Variable consideration is recorded as a reduction of sales in the same period that the sales are recognized.

Our estimate of the provision for sales returns has been established based on contract terms with our customers and our historical business trends. Shipping and handling costs charged to customers are included in net sales.

Our sales continue to be recognized when title to the product, ownership and risk of loss transfers to the customer which can be the date of shipment, the date of receipt by the customer or, for most orthopedics products, when we receive appropriate notification that the product has been used or implanted.

We disaggregate our net sales by sales channel for each of our segments as we believe it best depicts how the nature, amount and timing and uncertainty of our net sales and cash flows are affected by economic factors.

The following tables disaggregate our revenue by major sales channel for the years ended December 31, 2018, 2017 and 2016 (in thousands):

Year Ended December 31, 2018
Segments	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Sales Channel:
Dealers & Distributors	$204,811	$64,677	$—	$228,539	$498,027
Insurance	120,687	71,611	—	23,519	215,817
Direct	167,899	11,722	221,525	81,273	482,419
Other	2,744	—	—	2,928	5,672

	$496,141	$148,010	$221,525	$336,259	$1,201,935

Year Ended December 31, 2017
Segments	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Sales Channel:
Dealers & Distributors	$206,855	$73,941	$—	$215,520	$496,316
Insurance	112,820	71,000	—	22,849	206,669
Direct	187,760	13,347	200,384	78,531	480,022
Other	—	—	—	3,199	3,199

	$507,435	$158,288	$200,384	$320,099	$1,186,206

Year Ended December 31, 2016
Segments	Bracing & Vascular	Recovery Sciences	Surgical Implant	International	Total
Sales Channel:
Dealers & Distributors	$207,782	$75,620	$—	$202,786	$486,188
Insurance	112,978	71,357	—	21,500	205,835
Direct	201,839	10,022	174,503	73,891	460,255
Other	—	—	—	3,010	3,010

	$522,599	$156,999	$174,503	$301,187	$1,155,288

Dealers & Distributors. This sales channel represents products sold to independent dealers, distributors and retailers who then distribute or sell to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies or sell direct to end customers.

Insurance. This sales channel represents all products sold to patients which qualify for medical reimbursement, where we arrange billing to the patients and their third party payors.

Direct. This sales channel represents all sales made directly to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and consumers.

Revenue is recognized when obligations under the terms of a contract with our customers are satisfied which occurs with the transfer of control of our products. This occurs either upon shipment or delivery of goods, depending on whether the contract is FOB Origin or FOB Destination. We record revenues from sales of our surgical implant products when the products are used in a surgical procedure (implanted in a patient). Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products to a customer (“transaction price”).

Under ASC 606, estimated uncollectible amounts due from self-pay patients, as well as co-pays, co-insurance and deductibles owed to us by patients with insurance are generally considered implicit price concessions and are now recorded as a reduction of net revenue in our unaudited condensed consolidated statements of operations. Under prior guidance, these amounts were recognized as bad debt expense and were included in selling, general and administrative expenses. When estimating the variable consideration, we use historical collection experience to estimate amounts not expected to be collected. Conversely, subsequent changes in collectability due to a change in financial condition (i.e. bankruptcy) continues to be recognized as bad debt expense. We estimate amounts recorded to bad debt expense using historical trends.

The following table discloses the impact under ASC 606 which we adopted on January 1, 2018 of estimated implicit price concessions on our net revenue for the year ended December 31, 2018 (in thousands):

Net revenue as reported	$1,201,935
Estimated implicit price concessions	13,420

Net revenue excluding implicit price concessions	$1,215,355

To the extent that the transaction price includes variable consideration, such as prompt payment discounts, list price discounts, rebates, volume discounts and customer payment penalties, we estimate the amount of variable consideration that should be included in the transaction price utilizing the most likely amount method. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available.

As a result of our adoption of Topic 606, we reclassed our sales return reserve from accounts receivable to a refund liability account within Other current liabilities in our Consolidated Balance Sheet for fiscal 2018. We estimate contractual discounts and allowances for reimbursement amounts from our third party payor customers based on negotiated contracts and historical experience. As of December 31, 2018, our refund liability and our allowance for sales discounts and other allowances was $0.9 million and $24.8 million, respectively.

We have made an accounting policy election to account for shipping and handling activities as fulfillment activities. As such we do not consider shipping and handling as promised services to our customers.

16. RESTRUCTURING

We have historically incurred an ongoing level of restructuring type activities to maintain a competitive cost structure. In March of 2017, we began a series of business transformation projects to improve our liquidity and profitability and to improve our customers’ experiences. During 2017, this business transformation initiative focused on delivering productivity improvements including the eliminating an estimated 7% to 10% of annualized cost across the Company by the end of 2018.

Beginning in July of 2018, we centralized a significant portion of our North American distribution operations in a state-of-the-art distribution center in Dallas-Ft Worth, Texas to create distribution efficiencies by utilizing a centralized distribution approach to reduce delivery times, improve customer service and drive significant cost savings due to a strengthened operational infrastructure.

Also during 2018, we announced plans to relocate our global headquarters from San Diego, California to Dallas, Texas by early 2019 including the relocation and termination of current employees in San Diego, California.

The balances of our restructuring is included in accrued liabilities on the accompanying consolidated balance sheets. Employee termination benefits are included as part of operating expense.

Activity in our restructuring liability for these initiatives for the years ended December 31, 2018, 2017 and 2016 is as follows (in thousands):

Personnel
Related
Balance as of December 31, 2015	$3,347
Additions, net of adjustments	3,168
Payments	(191)

Balance as of December 31, 2016	6,324
Additions, net of adjustments	4,449
Payments	(7,425)

Balance as of December 31, 2017	3,348
Additions, net of adjustments	6,532
Payments	(3,694)

Balance as of December 31, 2018	$6,186

17. INCOME TAXES

The components of loss from continuing operations before income tax benefit consist of the following (in thousands):

	Year Ended December 31,
	2018	2017	2016
U.S. operations	$(122,558)	$(130,603)	$(305,813)
Foreign operations	35,511	34,479	12,142

Loss before income taxes	$(87,047)	$(96,124)	$(293,671)

The income tax provision from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2018	2017	2016
Current income taxes:
U.S. federal	$338	$(995)	$(216)
U.S. state	218	160	181
Foreign	11,338	8,564	4,479

Total current income taxes	11,894	7,729	4,444

Deferred income taxes:
U.S. federal	(32,573)	(69,829)	(9,893)
U.S. state	(1,527)	460	(935)
Foreign	674	920	(469)

Total deferred income taxes	(33,426)	(68,449)	(11,297)

Total income tax benefit	$(21,532)	$(60,720)	$(6,853)

The difference between the income tax provision (benefit) derived by applying the U.S. federal statutory income tax rate of 21% for the year ended December 31, 2018 (35% for years ended December 31, 2017 and 2016) and the recognized income tax benefit is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Income tax benefit derived by applying the U.S. federal statutory income tax rate to loss before income taxes	$(18,280)	$(33,643)	$(102.785)
Add (deduct) the effect of:
State tax benefit, net	(5,158)	(1,940)	(4,677)
Foreign earnings repatriation	6,083	190	236
Unrecognized tax benefits	1,355	2,191	129
Goodwill impairment	—	—	38,988
Revaluation of deferred taxes	—	48,529	—
Reclass of tax expense for gain in OCI	—	(6,982)	—
Research tax credit	(522)	(1,124)	(489)
Permanent differences and other, net	447	331	3,346
Foreign rate differential	2,459	(5,238)	(897)
Other	1,373	(2,202)	1,220
Valuation allowance	(9,289)	(60,832)	58,076

	$(21,532)	$(60,720)	$(6,853)

The components of deferred income tax assets and liabilities are as follows (in thousands):

	December 31,	December 31,
	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$220,258	$219,488
Receivables reserve	5,497	7,291
Accrued expenses and reserves	61,183	30,887

Gross deferred tax assets	286,938	257,666
Valuation allowance	(212,179)	(219,365)

Net deferred tax assets	74,759	38,301

Deferred tax liabilities:
Intangible assets	(162,371)	(169,145)
Foreign earnings repatriation	(8,691)	(6,975)
Other	(11,346)	(3,346)

Gross deferred tax liabilities	(182,408)	(179,466)

Net deferred tax liabilities	$(107,649)	$(141,165)

At December 31, 2018 and 2017, we had deferred tax assets of $1.7 million and $1.4 million, respectively, which are not netted against deferred tax liabilities because they represent different jurisdictions and have been included in Other Assets on the accompanying balance sheets.

At December 31, 2018, we maintain federal and state net operating loss carryforwards of $885.6 million and $595.5 million, respectively, which expire over a period of 1 to 20 years. Our foreign net operating loss carryforwards of $12.5 million will begin to expire in 2019.

At December 31, 2018 and 2017, we had gross deferred tax assets of $286.9 million and $257.7 million, respectively, which we reduced by valuation allowances of $212.2 million and $219.4 million, respectively.

We do not intend to permanently reinvest the earnings of foreign operations. Accordingly, we recorded a deferred tax (benefit) expense of $1.2 million, $0.2 million and $0.2 million for the years ended December 31, 2018, 2017 and 2016, respectively, for unrepatriated foreign earnings in those years.

We qualify for a tax holiday in Tunisia. Without the tax holiday, we would have tax expense of $1.2 million, $1.0 million and $0.5 million in Tunisia for the years ended December 31, 2018, 2017 and 2016, respectively. The tax incentive will last at least through 2021.

We file income tax returns in U.S. federal, state and foreign jurisdictions. With few exceptions, we are no longer subject to income tax examinations by tax authorities for years before 2012. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Balance, beginning of year	$16,818	$14,528	$14,901
Additions based on tax positions related to current year	2,081	2,162	1,328
Additions for tax positions related to prior years	391	1,124	191
Reduction due to lapse of statute of limitations	(1,085)	(436)	(1,283)
Reductions related to Tax Cuts and Jobs Act	—	(560)	—
Reductions for settlements of tax positions	(256)	—	(609)

Balance, end of year	$17,949	$16,818	$14,528

To the extent all or a portion of our gross unrecognized tax benefits are recognized in the future, no U.S. federal tax benefit for related state income tax deductions would result due to the existence of a U.S. federal valuation allowance. We anticipate that approximately $0.8 million of uncertain tax positions, each of which are individually immaterial, will decrease in the next twelve months due to the expiration of the statutes of limitations. We have various unrecognized tax benefits totaling approximately $6.6 million, which, if recognized, would impact our effective tax rate in future periods. We recognized interest and penalties of $0.3 million, $0.4 million, and $0.1 million in the years ended December 31, 2018, 2017 and 2016, respectively, which was included as a component of income tax benefit in our Consolidated Statements of Operations. As of December 31, 2018 and 2017, we have $3.5 million and $3.2 million, respectively, accrued for interest and penalties.

18. COMMITMENTS AND CONTINGENCIES

Operating Leases. We lease building space, manufacturing facilities and equipment under non-cancelable operating lease agreements that expire at various dates. We record rent incentives as deferred rent and amortize as reductions to lease expense over the lease term. The aggregate minimum rental commitments under non-cancelable leases for the next five years and thereafter, as of December 31, 2018, are as follows (in thousands):

2019	$15,605
2020	11,164
2021	8,348
2022	6,429
2023	5,123
Thereafter	11,122

$57,791

Rental expense under operating leases totaled $17.2 million, $18.8 million, and $17.8 million, for the years ended December 31, 2018, 2017 and 2016, respectively. Scheduled increases in rent expense are amortized on a straight line basis over the life of the lease.

Refer to Note 2—Significant Accounting Policies for disclosure of our ASC842—Leases implementation strategy that became effective on January 1, 2019.

Empi Investigation

Our subsidiary, Empi, Inc., was served with a federal administrative subpoena dated May 11, 2015, issued by the Office of Inspector General for the U.S. Department of Defense (OIG) seeking a variety of documents primarily relating to the supply of home electrotherapy units and supplies by Empi to beneficiaries covered under medical insurance programs sponsored or administered by TRICARE, the Defense Health Agency and the Department of Defense. The subpoena sought discovery of documents for the period January 2010 through May 2015. The Company has cooperated with the U.S. Attorney’s Office in Minnesota (USAO), which jointly handled the investigation of issues related to the subpoena. We produced responsive documents and fully cooperated in the investigation. In October 2017, we reached a settlement in principle with the USAO and the Civil Division to resolve the government’s investigation of claims under the False Claims Act signed a formal settlement agreement in January 2018. Pursuant to the settlement agreement, the Company agreed to pay a monetary penalty of $7.6 million, plus interest from October 2017 to January 2018. The payment was made in January 2018. As a part of the settlement, the Company did not admit and wrongdoing and is not subject to any ongoing corporate integrity agreement.

19. RELATED PARTY TRANSACTIONS

Blackstone Management Partners LLC (BMP) provided certain monitoring, advisory and consulting services to us for an annual monitoring fee. The Transaction and Monitoring Fee Agreement was terminated effective November 20, 2017. DJO had agreed to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the Transaction and Monitoring Fee Agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Transaction and Monitoring Fee Agreement. We expensed zero, $6.2 million and $7.0 million related to the annual monitoring fee for the years ended December 31, 2018, 2017 and 2016, respectively, which is recorded as a component of Selling, general and administrative expense in our Consolidated Statements of Operations. The $6.2 million payment for 2017 was made in the first quarter of 2018.

20. SEGMENT AND GEOGRAPHIC INFORMATION

For the years ended December 31, 2018, 2017 and 2016, we reported our business in four operating segments: Bracing and Vascular; Recovery Sciences; Surgical Implant and International.

Bracing and Vascular Segment

Our Bracing and Vascular segment, which generates its revenues in the United States, offers our rigid knee bracing products, orthopedic soft goods, cold therapy products, vascular systems, therapeutic shoes and inserts and compression therapy products, primarily under the DonJoy, ProCare, Aircast, Dr. Comfort, Bell-Horn and Exos brands. This segment also includes our OfficeCare channel, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients. The Bracing and Vascular segment primarily sells its products to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies. In 2014 we expanded our consumer channel to focus on marketing, selling and distributing our products, including bracing and vascular products, to professional and consumer retail customers and on-line. The bracing and vascular products sold through the channel will principally be sold under the DonJoy Performance, Bell-Horn and Doctor Comfort brands.

Recovery Sciences Segment

Our Recovery Sciences segment, which generates its revenues in the United States, is divided into three main channels:

•

CMF. Our CMF channel sells our bone growth stimulation products. We sell these products either directly to patients or to independent distributors. For products sold to patients, we arrange billing to the patients and their third party payors.

•

Chattanooga. Our Chattanooga channel offers products in the clinical rehabilitation market in the category of clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, CPM devices and dry heat therapy.

•

Consumer. Our consumer channel offers professional and consumer retail customers our Compex electrostimulation device, which is used in training programs to aid muscle development and to accelerate muscle recovery after training sessions.

Surgical Implant Segment

Our Surgical Implant segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market.

International Segment

Our International segment, which generates most of its revenues in Europe, sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors.

Information regarding our reportable business segments is presented below (in thousands). Segment results exclude the impact of amortization and impairment of goodwill and intangible assets, certain general corporate expenses, and charges related to various integration activities, as defined by management. The accounting policies of the reportable segments are the same as the accounting policies of the Company. We allocate resources and evaluate the performance of segments based on net sales, gross profit, operating income and other non-GAAP measures, as defined in the senior secured credit facilities. We do not allocate assets to reportable segments because a significant portion of our assets are shared by the segments.

	Year Ended December 31,
	2018	2017	2016
Net sales:
Bracing and Vascular	$496,141	$507,435	$522,600
Recovery Sciences	148,010	158,288	156,998
Surgical Implant	221,525	200,384	174,503
International	336,259	320,099	301,187

	$1,201,935	$1,186,206	$1,155,288

Operating income (loss):
Bracing and Vascular	$109,876	$102,531	$102,133
Recovery Sciences	40,925	43,284	32,944
Surgical Implant	48,957	40,482	32,621
International	71,881	61,794	45,864
Expenses not allocated to segments and eliminations	(164,311)	(172,090)	(334,617)

	$107,328	$76,001	$(121,055)

Geographic Area

Following are our net sales by geographic area (in thousands):

	Year Ended December 31,
	2018	2017	2016
United States	$865,677	$866,107	$854,101
Other Europe, Middle East, and Africa	171,175	156,562	146,183
Germany	88,683	82,659	79,326
Australia and Asia Pacific	44,652	47,094	43,248
Canada	24,930	25,328	24,995
Latin America	6,818	8,456	7,435

	$1,201,935	$1,186,206	$1,155,288

Net sales are attributed to countries based on location of customer. In each of the years ended December 31, 2018, 2017 and 2016, no individual customer or distributor accounted for 10% or more of total annual net sales.

Our Property and equipment, net combined with Other assets by geographic area are as follows: (in thousands):

	Year Ended December 31,
	2018	2017
United States	$131,722	$122,208
International	18,119	16,442

	$149,841	$138,650

21. SUBSEQUENT EVENTS

On November 19, 2018, Colfax Corporation (NYSE: CFX) issued a press release announcing that it had entered into a definitive agreement to acquire DJOFL from an investor group led by private equity funds managed by Blackstone for $3.2 billion in cash. The transaction closed on February 22, 2019.

On January 15, 2019, we completed the acquisition of the medical billing practice of Ortho Pros Express, Inc. (OPE) for total consideration of $9.5 million to expand our portfolio of reimbursement solutions.

On February 27, 2019, we completed the acquisitions of the inventory, consisting of surgical implants and instruments of Paxeon Reconstruction, LLC. for total consideration of $5.7 million and the intellectual property related to hip implant systems of Reconstruction Innovation, LLC. for total consideration of $1.0 million to expand our portfolio of products for our surgical division.

We have evaluated subsequent events through April 26, 2019, which is the date in which these financial statements were issued.